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BIOGEN INC.

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Dear Fellow Stockholders,

Ahead of the annual meeting of Biogen Inc. (“Biogen” or the “Company”) on June 17, 2025, the Board of Directors (the “Board”) and Compensation and Management Development Committee (the “CMDC”) want to express our appreciation for our stockholders’ consistent support of the Company over many years.

The Board has provided oversight of our long-term strategy to create sustainable stockholder value, while the CMDC has continuously improved our compensation program to align with Company performance and stockholder value. Our executive compensation program is designed to attract and retain the talented and experienced management team required to achieve our goals.

Biogen’s Ongoing Transformation Focused on Delivering Long-Term Stockholder Value

We embarked on a multi-year transformational journey in 2023 to achieve our goal of long-term sustainable growth under the leadership of our Chief Executive Officer (“CEO”), Chris Viehbacher, who joined us in November 2022. Biogen’s vision and actions include:

•	Instituting a portfolio transition that shifts focus from legacy products to growth areas.

•	Reducing and redeploying the company cost base.

•	Focusing the Research and Development portfolio on value creating programs; and

•	Seeking and executing on external growth opportunities.

These actions create a foundation for future growth and we look forward to key pipeline readouts that begin in 2026. We believe our executive compensation philosophy properly reflects this context, aligning total compensation with long term value creation and Total Shareholder Return (“TSR”), while also recognizing the achievement of near-term milestones with the Short-Term Incentive (“STI”) program design.

In 2024, the Company achieved key milestones including:

•	Executed on four new product launches that we believe align with our strongest potential growth drivers.

•	Further developed our potentially transformative pipeline through internal development efforts as well as external strategic transactions; and

•	Exercised strong financial discipline to reduce and redeploy our cost base, expecting to deliver gross operating expense savings of approximately $1 billion by the end of 2025.

While these achievements demonstrate significant progress in the second year of this transformation, our stock performance reflects our current stage in this transition.

The CMDC’s Approach to Compensation Has Resulted in Rigorous Pre-defined Goals to Reward Short- and Long-Term Performance

The CMDC remains committed to our pay-for-performance philosophy and the belief that our executive compensation outcomes should align with stockholders’ expectations and returns. This philosophy is reflected in our 2024 executive compensation program design, underpinned by strong governance. Our incentive goals are set in advance every year and are designed to align near- and long-term performance expectations.

As in prior years, the CMDC set Biogen’s 2024 executive compensation incentive program targets with discipline and rigor. Short- and long-term financial goals were set in line with guidance provided to the market. The CMDC also set pipeline milestones and certain corporate responsibility goals to represent Biogen’s culture and commitment to patients. All these elements are critical to near- and long-term value creation.

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Biogen has exceeded analyst EPS expectations in three of the last four fiscal years (2024, 2022 and 2021, respectively). The 2024 STI achievement of the total compensation is aligned with such financial management performance and demonstrates alignment of the goals to drive performance beyond analysts’ expectations.

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Biogen’s 2024 performance included four product launches we believe will contribute to near- and long-term sustainable growth, and that delivered $547M in incremental revenue. Our continued pipeline development included the acquisition of Human Immunology Biosciences, Inc., and its drug candidate felzartamab with potential across multiple rare immunology indications.

•	The 2024 STI payout recognized achievement of these positive milestones, disciplined execution, cost reductions and moving Biogen forward toward our multi-year strategic goals.

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Total compensation for our CEO and executives declined meaningfully in 2024 as the result of the Long-Term Incentive (“LTI”) program design. As outlined in our proxy filing, 80% of our CEO’s pay and 70% of our other Named Executive Officers (“NEOs”) pay is comprised of stock-based compensation. The PSU award which vested in 2024 had a $0 payout.

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As of December 31, 2024, our pay programs have resulted in a CEO total realizable compensation reduction of 66% from the awarded compensation, as illustrated below, demonstrating that our programs are aligned with stockholder experience and our total compensation pay-for-performance design is working as intended.

Beyond these realizable pay consequences, Biogen’s executive stock ownership guidelines require our NEOs to maintain a minimum of three times their base salaries, and our CEO to maintain a minimum of six times his base salary. Our stock performance has reduced the value of our executives’ stock holdings.

In addition to Company goals, our executives are held to rigorous individual performance goals. Goal achievement is measured at the conclusion of the year based on quantitative and qualitative performance metrics established for the pre-defined goals. The CMDC believes that individual performance goals further drive direct accountability of each executive’s remit and contribution to Biogen’s collective achievements.

Our CEO’s goals are approved by the Board at the beginning of each year. The CMDC remains committed to setting robust targets to drive the creation of long-term value for Biogen stockholders.

Our Pay Benchmarking Practices Appropriately Incentivizes and Rewards Executives

Pay practices for our executives, including our CEO, are benchmarked against our executive compensation peer group, comprised of 15 companies within the biotechnology/pharmaceutical sector. This peer group has remained largely constant over the last three years, apart from acquisition activity within the group, and is reflective of Biogen’s profile in terms of size, maturity, global scale, and complexity. Relative to this peer group, Biogen is at median on revenue and 35th percentile on market cap indicating reasonable alignment and consistency with market practices.

Most importantly, this group reflects the executive talent pool from which Biogen attracts and retains talent. Our executive hiring has been directly sourced from many of the biopharmaceutical organizations within this group, and therefore, we must be competitive in compensation practices by benchmarking against this group.

Biogen’s Commitment to Stockholder Responsiveness is Evidenced in Pay Design

Reflecting the value the CMDC and Board place on stockholder feedback, over the last several years, independent Directors have consistently engaged with stockholders to understand their perspectives and gather feedback on our executive compensation programs. In response to feedback received, the CMDC made changes to our executive LTI program in 2024 including:

•	Increased the weighting of PSUs in the LTI mix from 50% to 60%, while also aligning the benchmark from 55th to 50th percentile for relative TSR consistent with most of our peers.

•	Added an EPS compound annual growth rate (“CAGR”) metric into the PSU measurement to incorporate an objective operating metric which management is incentivized to achieve; and

•	Introduced an expanded relative TSR peer group based on a broader biotech index.

We do not disclose our forward-looking EPS CAGR targets, which is consistent with industry practice, since such disclosure could be interpreted as premature guidance and potentially competitively harmful. We will continue to disclose performance achievement at the end of the 3-year performance period.

In 2024, stockholders recognized the alignment of our executive compensation program with Company performance and the creation of long-term stockholder value by overwhelmingly supporting our Say on Pay proposal, as evidenced by the over 95% vote in favor of our proposal.

We will continue to solicit feedback regarding our executive compensation programs to ensure strong stockholder alignment.

Conclusion

The CMDC is intentional in its design of Biogen’s compensation programs, enabling the Company to attract and retain the talent required to drive sustainable growth, properly reward near term milestones and provide total compensation that aligns with shareholder value. An important part of that design is setting rigorous goals that align with such objectives and follow a well-defined governance process.

The executive compensation program administered for 2024 remains consistent with our compensation philosophies and was informed by feedback from our stockholders.

We appreciate your continued support and request stockholders to vote in line with all Board recommendations including voting “FOR” the Say-on-Pay proposal.

Thank you,

The CMDC on behalf of the Board of Directors